Exhibit 10.1

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

February 18, 2012

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is hereby made and entered into as of February 21, 2012 (the “Effective Date”) by and between EnteroMedics, Inc., a company incorporated under the laws of Delaware, USA with an office at 2800 Patton Road, Saint Paul, MN 55113 USA (“EnteroMedics”), and Bader Sultan & Brothers Co. W.L.L., a company incorporated under the laws of Kuwait with an office located at Shuwaikh Industrial Area, Future Zone, Plot E-67, Kuwait (“Distributor”).

WHEREAS, EnteroMedics has developed and manufactures, markets and sells implantable products for the treatment of obesity.

WHEREAS, Distributor is experienced in the importation, distribution, marketing, sale and support of such products and desires to promote and distribute such products in the Territory, as defined below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound by this Agreement, the parties agree as follows:

1. SCOPE OF THE AGREEMENT

(a) Appointment. Subject to the terms and conditions of this Agreement, including the requirements set forth in Section 2 below, EnteroMedics hereby appoints Distributor as the exclusive authorized distributor of the EnteroMedics products listed in attached Exhibit A, Section 3 (“Products”) in the territory set forth on attached Exhibit A, Section 1 (“Territory”) and in the sales channel set forth on attached Exhibit A, Section 2 (“Sales Channel”), and Distributor accepts such appointment. The term “exclusive” as used herein means that as long as Distributor is in compliance with the terms and conditions of this Agreement, including not having had its exclusive rights terminated under Section 6(f) below, EnteroMedics shall not appoint another third party distributor to sell Products in the Territory.

(b) Sole Supplier. Distributor shall not obtain the Products for resale from any person or entity other than EnteroMedics. Distributor may not sell or distribute the Products to any person outside the Territory or outside the Sales Channel, or to any person who Distributor knows or could reasonably be expected to know intends to distribute or resell or otherwise supply Products to any person outside the Territory or outside the Sales Channel. Distributor shall not directly or indirectly (including through its affiliates), actively solicit or fill orders for any of the Products outside the Territory; provided, however, that Distributor may accept and fill unsolicited orders for the Products from a Customer located outside the Territory with prior written authorization from EnteroMedics.

(c) Authorized Supplies. Distributor shall sell, offer for sale and promote only the Products. Distributor shall not sell, offer for sale or promote the use of expired or reprocessed Products.

(d) Products. EnteroMedics reserves the right to discontinue or modify the Products, modify the Product specifications, or replace the Products with other EnteroMedics or third party products in its sole discretion, provided that, except as required by law, any such discontinuations, modifications, or replacements will not apply to Products that are subject to an outstanding purchase order accepted by EnteroMedics pursuant to Section 4.

(e) Competitive Products. During the Term the Distributor shall not, directly or indirectly, manufacture, sell, market, promote, distribute or purchase from third parties for resale or act as an agent for third parties with respect to, or own an interest in any entity which manufacturers, sells or distributes any product or treatment that competes with the Products (each, a “Competing Product”). Distributor warrants that, with the exception of the Covidien laparoscopic sleeve gastrectomy products, it does not engage in any such activities with any Competing Products as of the Effective Date. Distributor shall not negotiate or discuss entering into any agreement during the term of this Agreement that would, if consummated, permit or require Distributor to sell any Competing Product. For this purpose, “Competing Product” means any surgical product approved by US FDA, CE Mark authorities or regulatory authorities in the Territory which has a clinical indication for use in patients with obesity who have a body mass index (BMI) between 25 and 55. During the Term (as defined below), Distributor shall disclose to EnteroMedics any new products in the field of obesity treatment that Distributor wishes to promote or sell, as well as the manufacturer of such products or treatments, prior to promoting or selling such products or treatments, and EnteroMedics shall determine in its sole discretion whether such products or treatments are Competing Products.

(f) Certain Entities. EnteroMedics may prohibit Distributor from providing Products to any entity or person that it reasonably believes is using the Products in violation of: (i) the terms of this Agreement, or (ii) any law, regulation, policy, guideline, order, or similar authority issued by a federal, state or local government or any agency, board or commission thereof.

(g) Independent Contractors. The relationship of EnteroMedics and Distributor established by this Agreement is that of independent contractors and nothing contained herein shall be construed to: (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of EnteroMedics. All financial obligations associated with Distributor’s business and its performance under this Agreement are the sole responsibility of Distributor. All sales and other agreements between Distributor and its Customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s or EnteroMedics’ obligations under this Agreement. As used in this Agreement, “Customer” means a medical professional or health care delivery organization or agency to whom Distributor supplies goods or services.

(h) Subdistributors.

(1)

Distributor may appoint subdistributors of the Products in the Territory, provided that (a) Distributor has reasonably determined that the subdistributor has a good reputation and has adequate skills, experience and committed resources to sell and support the Products; (b) Distributor has provided written notice to EnteroMedics requesting approval for such appointment identifying each subdistributor, including the name, address, phone number, legal relationship to Distributor, and authorized representative(s) of such subdistributor and defined territory; and (c) Distributor has received prior written approval from EnteroMedics, such approval not to be unreasonably withheld.

(2)	Upon approval from EnteroMedics, Distributor shall enter into a binding written agreement with each such subdistributor containing provisions reasonably calculated to ensure compliance with Distributor’s obligations hereunder, including without limitation the provisions of Section 1(e) (Competitive Products), Section 2 (Responsibilities of Distributor), Section 6 (Term and Termination), Section 8 (Proprietary Rights and Confidentiality) and Section 9 (Trademarks and Trade Names) hereof, and expressly prohibiting the appointment by the subdistributor of any subdistributor or subagents. Any such appointment shall not relieve Distributor of its obligations hereunder, and Distributor shall be responsible to EnteroMedics for, and shall indemnify and hold EnteroMedics harmless for, any act or omission of a subdistributor that would, if committed by Distributor, constitute a breach of this Agreement.

2. RESPONSIBILITIES OF DISTRIBUTOR

(a) Marketing, Promotion, Clinician Training and Clinical Field Support Generally. Distributor acknowledges that it is in the interest of both Distributor and EnteroMedics to ensure that the Products are introduced to the Territory and the Sales Channel in a manner which, in EnteroMedics’ sole discretion taking into account information and advice provided by Distributor, best serves the business objectives of EnteroMedics both in the Territory and in countries outside the Territory. Distributor acknowledges that the Products are new products and that, as of the Effective Date, EnteroMedics is in the early stages of market research and market development activities for the Products in the Territory and elsewhere. As a result the parties intend to engage in an initial period of market research and market development prior to beginning full commercial activities. Distributor agrees to cooperate with and follow EnteroMedics’ directions during that initial period and thereafter during the Term in the development and execution of regulatory plans; marketing plans; reimbursement approval plans; the identification and accreditation of surgeons, physicians and clinics with appropriate standing to use the Products; surgeon and clinician training protocols; clinical field support; and the like. In order to achieve these objectives, Distributor shall use its best efforts to vigorously promote, sell and support the Products throughout the Territory and the Sales Channel in accordance with such plans, and shall at its cost and expense: (i) employ on its own behalf a sufficient number of specialized, trained, and qualified personnel to promote, sell and support the Products in the Territory and the Sales Channel; (ii) maintain a professional sales and service organization as necessary to provide training and customer service for the Products in the Territory and the Sales Channel; and (iii) otherwise operate its business in a professional and ethical manner, in each case in accordance with this Agreement.

(b) Development and Execution of Plans. Within sixty (60) days of the Effective Date of this Agreement, Distributor shall provide for EnteroMedics’ review and approval, the following (each a “Plan” and collectively the “Plans”):

(1)	a twelve (12) month sales and marketing plan (“Annual Marketing Plan”) which shall, by individual month, (i) list sales goals for the following twelve (12) month period for each Product in the Territory, such goals to include unit volume goals and average selling price per unit goals; (ii) specify number of specialized, trained and qualified personnel promoting and selling each Product in the Territory; (iii) specify Distributor’s planned professional promotion activities in support of each Product in the Territory, to include (a) sales calls on surgeons, (b) sales calls on clinical directors, (c) representation at trade shows and medical conferences, and (d) hosting of workshops to showcase Product to surgeons and other sales targets; (iv) specify Distributor’s planned media activities in support of each Product and country in the Territory; (v) identify key opinion leaders in each country in the Territory on which sales, marketing and training efforts will be focused; (vi) specify Distributor’s planned surgeon and clinician training activities in support of each Product in the Territory; and (vii) establish an audit plan for Customer accounts to assess Customer satisfaction, patient selection and Product usage;

(2)	a twelve (12) month plan to address strategies to achieve regulatory approvals and reimbursement approvals with regard to the Products in the Territory;

(3)	a twelve (12) month plan for the management of and objectives applicable to all subdistributors of the Products; and

(4)	such other Plans as EnteroMedics and Distributor deem useful and appropriate.

(c) Plan Updates. Distributor shall update the Plans and provide such updated Plans to EnteroMedics at least sixty (60) days prior to each anniversary of the date the first Annual Marketing Plan was approved by EnteroMedics. Upon EnteroMedics’ approval, Distributor shall implement the Plans in accordance with EnteroMedics’ ongoing approval and direction.

(d) Minimum Marketing, Promotion and Regulatory Targets. Distributor agrees to meet the Minimum Marketing, Promotion and Regulatory Targets set forth in attached Exhibit H during each year during the term of this Agreement (the “Minimum Marketing, Promotion and Regulatory Targets”).

(e) Monthly Forecasts; Reports. During the first week of each calendar month, Distributor will provide to EnteroMedics an annual rolling Product purchase forecast and a report in the form and format set forth on attached Exhibit G to report on the execution of the Plans (“Monthly Forecast and Report”). Each Monthly Forecast and Report shall contain a forecast that specifies the number of Products Distributor intends to purchase during the ninety (90) day period beginning on the date of the report (“Forecast”) which shall constitute a binding purchase commitment (the “Distributor Minimum Order”) by Distributor. This order may not exceed the previous rolling forecast order by more than 15% without the prior written agreement of EnteroMedics, in which case this new amount shall become the Distributor Minimum Order for that quarter.

(f) Minimum Purchase Requirements.

(1)	Distributor agrees to purchase and take delivery of the minimum amount of Products during each year during the term of this Agreement as established pursuant to this Section 2(f)(1) (the “Minimum Purchase Requirements”). The initial Minimum Purchase Requirements are set forth on attached Exhibit C. Distributor acknowledges that, for the reasons stated in Section 2(a) above relating to the Products being new products in the early stages of introduction to the Territory and elsewhere, EnteroMedics has limited information as of the Effective Date about market demand, pricing, the desired speed of introduction, and other factors relating to the Products and the Territory on which to base the Minimum Purchase Requirements. Accordingly, Distributor agrees that (i) the Minimum Purchase Requirements set forth on Exhibit C state the minimum amounts for the Minimum Purchase Requirements and (ii) the Minimum Purchase Requirements for 2013 and thereafter may be increased by EnteroMedics consistent with the strategy that EnteroMedics adopts for development of the market in the Territory and based on information that EnteroMedics obtains through its market research and market development activities, taking into account information and advice provided by Distributor. If the parties are unable to agree on the Minimum Purchase Requirements for 2013 or any calendar year thereafter (and for any periods within any such calendar year), EnteroMedics may exercise its remedies as provided in the last sentence of Section 6(b) and Section 6(f). Distributor further agrees that the Minimum Purchase Requirements are not intended to state, and shall not be interpreted to state, a commitment by EnteroMedics to sell to Distributor any particular quantities of the Products in any time period.

(2)

Distributor’s failure to achieve the Minimum Purchase Requirements for any time period shall entitle EnteroMedics to exercise its remedies as provided in the last sentence of Section 6(b) and Section 6(f). Distributor acknowledges and agrees that (i) it has assisted EnteroMedics to fix the minimum purchase quantities stated on Exhibit C, (ii) the minimum purchase quantities are reasonable in view of Distributor’s capabilities and market conditions in the Territory, and (iii)the provisions of this

Section 2(f) are essential to this Agreement as stating the minimum amount of Product sales which justify EnteroMedics’ grant to Distributor of distribution rights for the Products.

(g) General Performance Standards. Distributor agrees that the continued maintenance of an image of excellence and ethical marketing of the Products is essential to the continued success of both parties. Accordingly, Distributor:

(1)	shall respond within 24 hours from receipt to requests for service and technical information so as to develop, maintain, and enhance the goodwill of Customers and prospective Customers throughout the entire Territory and their acceptance of the Products, to provide a high level of assistance and service to Customers, and to provide analysis of any questions arising regarding the Products throughout the entire Territory;

(2)	shall conduct its business with regard to the Products and its other business activities in a reputable and businesslike manner within the precepts of accepted medical and business ethics;

(3)	shall not engage in deceptive, misleading, or unethical practices that are or might be detrimental to EnteroMedics, the Products, or the public, including any such practices directed at Competing Products;

(4)	shall make no false, misleading or deceptive statements or representations, either orally or in any written materials, with regard to EnteroMedics, Distributor or the Products;

(5)	shall make no representations, warranties, or guarantees to Customers or to the trade with respect to the specifications, indications, capabilities, or features of the Product that are inconsistent with the literature provided to Distributor by EnteroMedics for marketing purposes; and

(6)	shall promote and sell the Products only for use and applications approved by EnteroMedics in accordance with their labeled indications and with applicable regulatory approvals and requirements.

(h) Legal Compliance. Distributor shall comply at its expense with all laws governing the distribution, promotion, marketing, training and sale of the Products in the Territory. Without limiting the foregoing, Distributor:

(1)

shall, except for EnteroMedics’ obligation with respect to maintenance of quality systems in accordance with Section 3(c), in consultation with EnteroMedics consistent with the Plans provided for in Section 2(b) and Section 2(c), obtain all governmental authorizations, licenses, filings, approvals and similar requirements, such as medical device approvals, export/import licenses and foreign exchange permits, necessary or advisable to import, distribute and sell the Products in the Territory (collectively, “Approvals”). To the fullest extent allowed under applicable law, all Approvals shall be obtained in the name of EnteroMedics alone. Distributor shall provide to EnteroMedics copies of all applications for Approvals prior to their submission and copies of all Approvals promptly after they are obtained. Distributor represents and warrants that all Approvals Distributor has not obtained prior to the Effective Date shall be obtained by Distributor in a timely manner and at Distributor expense prior to Distributor’s importation, distribution or sale of Products in the Territory. Nothing in this Agreement shall limit EnteroMedics’ right in its sole discretion to obtain for itself any Approval. EnteroMedics shall have the option to acquire any Approval obtained by Distributor, or any application for such an Approval, including all related documentation and any documents required to facilitate and execute the transfer of such Approval or application to EnteroMedics or its nominee, by (i) providing thirty (30) days prior written notice at any time during the Term or within thirty (30) days after termination of this Agreement, and (ii) paying Distributor an amount for such Approval equal to the reasonable, documented third-party out-of-pocket expenses incurred by Distributor in obtaining such Approval, not to exceed US$100 for each Approval.

(2)	shall keep EnteroMedics informed in writing of regulatory requirements, and any changes thereto, imposed by the laws of the Territory applicable to the Products and on any and all efforts made by Distributor to comply therewith;

(3)	shall comply promptly with any recalls of the Product issued by EnteroMedics or by any applicable regulatory authorities;

(4)	shall comply with the quality and regulatory roles and responsibilities specified in attached Exhibit B and shall otherwise accept notifications from Customers or any physician or user of the Product in the Territory regarding complaints and adverse events with respect to the Products, including: alleged or actual Product malfunctions; alleged or actual injury to patients or operators (even if caused by use error); alleged or actual counterfeiting or non-routine servicing, e.g., repairs of an unexpected nature, replacement of parts earlier than their normal life expectancy, or identical repairs or replacements of multiple units of a device are not routine servicing (collectively “Complaints”). Distributor shall notify EnteroMedics of any Complaints within twenty-four (24) hours of the Distributor becoming aware of the complaint, meaning that an employee or contractor of the Distributor has acquired information that suggests a Complaint may have occurred;

(5)	shall maintain a detailed tracking system that enables Distributor to maintain complete and accurate information to track Products by Customer, physician or recipient name and address, part number(s) shipped, serial number(s) or lot number(s) shipped, quantity shipped and dates of shipment, and shall provide such information in complete and accurate form within twenty-four (24) hours upon request by EnteroMedics;

(6)	at the request of EnteroMedics, shall forward to physicians and any other recipients of the Product in the Territory communications or notifications originated by EnteroMedics and shall provide written confirmation of having delivered such requested communications or notifications to such recipients within five (5) days after delivery to Distributor, or any shorter time period necessitated by any urgent circumstances, provided that EnteroMedics will be responsible for any additional costs incurred to meet this obligation above and beyond normal post or next-day document delivery charges;

(7)	shall designate an employee of Distributor as regulatory liaison to EnteroMedics and shall notify EnteroMedics of the identity and contact details of such employee;

(8)	shall promptly advise EnteroMedics of any laws, rules or regulations in the Territory that may require EnteroMedics to take any action in connection with the Products or this Agreement;

(9)	shall maintain records as necessary to comply with, and to demonstrate its compliance with, all applicable laws, rules and regulations with respect to the sale of the Products in the Territory;

(10)	shall (i) comply with the laws of the Territory, the United States and any other applicable jurisdiction (including the U.S. Foreign Corrupt Practices Act and US export control and embargo laws) that address payments to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person, or otherwise affecting the actions of any government personnel, or that impose restrictions on the exportation of the Products; and (ii) take all steps necessary to ensure that any agents, consultants, subdistributors and other third parties retained, or otherwise used by Distributor in accordance with the terms of this Agreement, do not take any action which would cause EnteroMedics to be in violation of any such laws;

(11)	shall comply with any code of business conduct that is reasonably adopted by EnteroMedics during the Term of this Agreement and provided to Distributor;

(12)	shall comply with the terms of any export license issued to EnteroMedics by any department or agency of the United States government, including but not limited to end-user authorizations and quantity and value limits; provided, that EnteroMedics promptly provides copies of such export licenses to Distributor; and

(13)	shall comply with EnteroMedics’ reasonable requests for all information and documentation necessary to verify Distributor’s compliance with this Section 2(h) and provide reasonable cooperation with EnteroMedics in any investigation by EnteroMedics or any governmental entity regarding compliance with this Section 2(h).

(i) Translation of Product Materials. Unless otherwise directed by EnteroMedics in its sole discretion, Distributor:

(1)	shall, at its expense using language experts reasonably familiar with medical device products and terminology in the Territory (“Translators”), timely review all technical, labeling, advertising, marketing and training materials and all notices or other materials supplied by or on behalf of EnteroMedics (collectively, “Product Materials”) as previously translated into one or more languages appropriate for the Territory. Distributor shall provide written feedback (“Translation Feedback”) regarding its review of the translated Product Materials to EnteroMedics and/or its designee within forty-five (45) days of its receipt of translated Product Materials. Translation Feedback shall contain, at a minimum: (A) suggestions for corrections to the translated Product Materials consistent with the original English versions so as to maintain their accuracy and so as not to alter their content or meaning, consistent with the idioms and customs of the Territory (collectively or individually, a “Conforming Translation”), (B) copies of translated Product Materials as so corrected, (C) explanation of suggested corrections, or, in the case no corrections are suggested, (D) confirmation that the translated Product Materials suffice as Conforming Translations.

(2)	As may be directed by EnteroMedics in its sole discretion, Distributor shall translate, at its expense using Translators, all English versions of Product Materials into one or more languages appropriate for the Territory to produce Conforming Translations. At least forty-five (45) days prior to distributing Products or using such translations in commerce, Distributor shall provide EnteroMedics and/or its designee with copies of all translations for review and approval. Distributor shall make any changes to the translated Product Materials requested by EnteroMedics and/or its designee in connection with a review of such materials. Distributor shall not distribute any translated Product Materials until EnteroMedics has finally approved such materials in writing.

(3)	Distributor hereby assigns all its rights in the draft and final translated Product Materials to EnteroMedics, and EnteroMedics hereby grants Distributor a nonexclusive, non-transferable license during the Term to reproduce and distribute the final versions of translated Product Materials solely in connection with the distribution of the Products and performance of Distributor’s obligations under this Agreement.

(j) Customer Support, Training, Certification and Product Service.

(1)	Distributor shall have the sole responsibility for (A) obtaining orders for Products from Customers, (B) providing First-Level Support to Customers, (C) training Customers with respect to the Products sold by Distributor, and (D) handling all other interactions with Customers in the Territory with respect to the Products. Without limiting Distributor’s other obligations in this Section 2(j), Distributor shall at all times maintain a sufficient level of understanding of the Products to enable Distributor to provide technical information to Customers regarding the Products, to effectively sell and service the Products, and to obtain Customer orders and provide assistance to Customers in determining and fulfilling their requirements with respect to the Products. For clarity, EnteroMedics shall have no obligation hereunder to respond to or otherwise interact with any Customers in the Territory, although Distributor shall cooperate with EnteroMedics to enable EnteroMedics to have such contacts with Customers in the Territory as EnteroMedics determines is appropriate consistent with the objectives stated in Section 2(a) above. The term “First-Level Support” means a level of support at least at the level designated as required for personnel who are trained and certified in accordance with the EnteroMedics Training Program described in Section 2(j)(2).

(2)	Distributor personnel shall participate in EnteroMedics’ standard training program applicable to the Products (“EnteroMedics Training Program”) before selling any Products. The training will be provided at a mutually agreed upon location. Distributor shall be responsible for the travel-related costs and expenses of EnteroMedics personnel that attend the EnteroMedics Training Program. EnteroMedics and Distributor shall mutually agree to the number of Distributor personnel who must attend the EnteroMedics Training Program.

(3)	Distributor shall train all Customers with respect to the use of the Products in accordance with the then-current requirements of the EnteroMedics Training Program. Distributor shall only use training documentation provided by EnteroMedics in performing Customer training. Distributor shall create and maintain a record of training for each Customer trained by Distributor with respect to the Products in accordance with a training and accreditation program to be developed and certified by EnteroMedics, and shall provide EnteroMedics with information about such training activities in accordance with report formats to be developed by EnteroMedics and attached to this Agreement as Exhibit D (“Training Record”). Distributor shall supply Products only to Customers who have satisfactorily completed such EnteroMedics-certified training and accreditation.

(4)	Distributor shall perform all Product service in accordance with the requirements set forth in the EnteroMedics Training Program and otherwise provided by EnteroMedics to Distributor in writing from time to time during the Term, including requirements regarding Customer service response times, and similar matters. Distributor shall document and maintain records of all Product service (“Service Records”) in accordance with requirements to be developed by EnteroMedics and attached to this Agreement as Exhibit E. Distributor shall offer and provide Product service (for Products in and out of warranty) to all Customers in the Territory. With respect to out-of-warranty service, Distributor shall warrant its workmanship with respect to Product service for at least ninety (90) days after completion thereof. Distributor shall, within five (5) days after EnteroMedics’ request, provide EnteroMedics with any or all Service Records.

(k) Inventory. Distributor shall, during the course of the Term, maintain a minimum inventory of EnteroMedics products to be able to fulfill orders of a certain minimum size and maintain market momentum throughout the Territory. This inventory shall take into account quantities necessary to meet Distributor’s Minimum Purchase Requirements. Distributor may use this inventory as product sales, demonstrations or product replacement on a local basis. Distributor shall report in writing the status of this inventory on each Monthly Forecast and Report.

3. RESPONSIBILITIES OF ENTEROMEDICS

(a) Fulfillment of Product Orders; Warranty. EnteroMedics shall fulfill orders for Products in accordance with Section 4 and shall replace or repair defective Products that are under warranty in accordance with Section 5.

(b) Product Materials. EnteroMedics shall provide Distributor the Product Materials provided for in Section 2(i) that EnteroMedics generally provides to other distributors of the Products. All such materials shall be provided in the English language. Upon reasonable request by Distributor, EnteroMedics agrees to supply all necessary documentation to enable Distributor to comply with government regulations in the Territory, including but not limited to safety testing documentation, clinical trial results, hazard and risk analysis documents and copies of EnteroMedics’ technical file with respect to the Products.

(c) Quality Systems. EnteroMedics shall establish and maintain an ISO 13485 compliant quality system for the design and manufacture of the Products and shall comply with the obligations listed in attached Exhibit B.

(d) Product Field Actions. From time to time EnteroMedics may be required to effect a Product correction (e.g., a field safety corrective action) that requires removal of the Product from Customer premises or the provision of an advisory notice to Customers, which correction is intended to reduce a risk of death or deterioration in the state of health associated with the use of a Product (each, a “Product Field Action”). If EnteroMedics determines in its sole discretion that an investigation by a government office or agency, regulatory authority or any other third party requires a Product Field Action, EnteroMedics shall notify Distributor of such Product Field Action and EnteroMedics shall perform such Product Field Action. Distributor shall cooperate with, and provide assistance to, EnteroMedics in connection with such Product Field Action, including locating and retrieving the Products, if necessary, and complying with the reasonable instructions of EnteroMedics. EnteroMedics shall reimburse Distributor for all reasonable, documented third-party out-of-pocket expenses incurred by Distributor in performing cooperation and assistance requested by EnteroMedics in connection with Product Field Actions.

4. TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

(a) Terms of Purchase of Products. All purchases of Products by Distributor from EnteroMedics will be governed exclusively by EnteroMedics’ Standard Terms and Conditions in force from time to time during the Term, except where they conflict with the terms and conditions set forth in this Agreement and further defined in this Section 4.

(b) Order, Acceptance and Cancellation. Distributor shall order Products by providing written documentation (“Purchase Orders”) for the Products to EnteroMedics in writing, by e-mail or fax, at EnteroMedics’ principal offices in St. Paul, Minnesota, which shall at minimum set forth (i) identification of the Products ordered, (ii) quantities, (iii) requested delivery dates, and (iv) shipping instructions and shipping address in the Territory, and (v) reference to the then-current Purchase Price (as defined below). All Purchase Orders from Distributor are subject to acceptance and confirmation in writing by EnteroMedics, which acceptance shall be delivered by e-mail or fax, creating a binding contract under the terms of this Agreement. Distributor may cancel a Purchase Order in excess of the Distributor Minimum Order by providing written notice prior to EnteroMedics within ten (10) business days of acceptance of Purchase Order but no later than ninety (90) days prior to EnteroMedics’ scheduled shipment of the Product(s).

(c) Prices. The prices payable by Distributor for the Products shall be those set forth in EnteroMedics’ price list in force at the time the Purchase Order is received by EnteroMedics (the “Purchase Prices”). The initial Purchase Prices are set forth in attached Exhibit A, Section 3. Distributor acknowledges that, for the reasons stated in Section 2(a) above relating to the Products being new products in the early stages of introduction to the Territory and elsewhere, EnteroMedics has limited information as of the Effective Date on which to base the pricing for the Products in a manner that is consistent with EnteroMedics’ business strategies. Accordingly, it is expressly agreed that EnteroMedics shall have the right to modify the Purchase Prices at its sole discretion upon forty-five (45) days written notice to Distributor. EnteroMedics reserves the sole right to set prices and terms of availability for any Products which may be added to the Products listed in Exhibit A by mutual written agreement of EnteroMedics and Distributor.

(d) Resale Prices. Distributor is solely responsible for setting the resale prices charged by Distributor within the Territory, which shall at all times be set forth in a current price list for the Products maintained by Distributor. Such current price list and all changes thereto shall be promptly communicated to EnteroMedics upon the reasonable request of EnteroMedics.

(e) Payment. All orders will be paid for by wire transfer in US Dollars to a bank account specified by EnteroMedics within thirty (30) days of the date of EnteroMedics’ invoice for the relevant Products. As security for such payments, Distributor will provide EnteroMedics with a confirmed irrevocable stand-by letter of credit issued by a commercial bank acceptable to EnteroMedics in the amount of US$ 250,000 and at all times during the Term of this Agreement shall maintain the letter of credit in at least that minimum amount.

(f) Shipping. Terms of transportation and delivery of product is Ex Works (INCOTERMS 2010) at EnteroMedics’ facility. The Purchase Price includes the cost of packaging; however, Distributor is responsible for satisfying all import/export clearance requirements and paying for all costs related to insurance, freight and import/export charges. EnteroMedics shall select a freight forwarder or carrier (“Carrier”) unless Distributor designates the Carrier in the Purchase Order. Upon delivery of each Product to the Carrier, title to the Product will transfer to Distributor and be deemed accepted by the Distributor without right of return. EnteroMedics will have no further obligation or liability with respect to the delivery of such Product.

(g) Taxes. Distributor shall be responsible for and shall pay, or reimburse EnteroMedics for, all taxes, duties, import deposits, assessments and other governmental charges (except EnteroMedics’ net income taxes) related to the import, sale or use of the Products, which are imposed by any governmental authority or agency in or for the Territory. For the avoidance of doubt, the obligation to pay, and payment of, taxes imposed by governmental or other authorities in the Territory, relating to income, turnover, sales, value added, and consumption taxes and their local equivalent in the Territory shall be that of the Distributor. Each payment to be made under this Agreement or any other agreements will be made free and clear of and without deduction for any such taxes. Distributor agrees to indemnify and hold EnteroMedics harmless from any and all claims made by the taxing authorities in the Territory.

(h) No Other Remuneration. Distributor shall not be entitled to any remuneration of any nature whatsoever other than the profit it makes on the sale of the Products to its Customers in the Territory. Distributor expressly acknowledges that its profits (if any) on Products resold pursuant to this Agreement constitute full and fair compensation for Distributor’s services and for any investments made by Distributor in connection with its performance hereunder.

5. PRODUCT WARRANTY

(a) Product Warranty. EnteroMedics warrants to Distributor that the Products sold by EnteroMedics to Distributor shall conform to the product warranty provided in the written materials provided with the Products (the “Product Warranty”) according to the terms and conditions stated therein. In the event of a conflict between the Product Warranty and the provisions of this Section 5, the Product Warranty shall govern.

(b) RMA Procedure. In the event of a breach of the Product Warranty, EnteroMedics shall, at its option and expense, either: (i) accept return of the defective Product and repair or have repaired the defective Product, or (ii) accept return of the defective Product and provide a replacement Product to Distributor. Distributor must obtain a Return Material Authorization (“RMA”) number from EnteroMedics prior to returning any Product to EnteroMedics and must otherwise follow EnteroMedics’ then-current RMA procedure in connection with any such return. If EnteroMedics determines in its reasonable discretion that any Product returned by Distributor conforms to the applicable warranty (“Non-Defective Products”), EnteroMedics will notify the Distributor of such and will return the applicable Product to Distributor at Distributor’s expense. In addition, EnteroMedics may assess Distributor a charge for testing and examination of Non-Defective Products. The repair or replacement of Products in accordance with this Section 5(b) shall be EnteroMedics’ entire liability and Distributor’s sole and exclusive remedy.

(c) Labor and Shipping Costs. Distributor shall be responsible for and shall perform all labor required in connection with the warranty services described in this Section 5 (excluding labor associated with the repair or replacement of Products at EnteroMedics’ facilities), including labor required to inspect Products on Customers’ premises and to ship Products to EnteroMedics. Distributor shall be responsible for and pay all freight, insurance, import/export and other shipping-related charges to EnteroMedics for all warranty repairs. Products returned to EnteroMedics by Distributor must be shipped DDP (INCOTERMS 2010) EnteroMedics’ facility or such other location as EnteroMedics may designate. EnteroMedics shall be responsible for and pay all freight, insurance, import/export and other shipping-related charges to return repaired Products to Distributor, provided that if EnteroMedics determines that any Product returned for warranty repair is not defective, Distributor shall pay such charges.

(d) No Contact with Customers. The Product Warranty is solely for the benefit of Distributor. Nothing in this Section 5 or elsewhere in this Agreement obligates EnteroMedics to accept Product returns directly from Customers or otherwise provide warranty or other services to any Customers. Unless otherwise directed by EnteroMedics, Distributor shall handle all interactions with Customers regarding warranty services and Products in connection with this Agreement. Distributor shall make no warranties, representations, guarantees or statements to Customer or other third parties that suggest that EnteroMedics has any warranty or service obligation to, or any contractual privity with, any recipient of a Product.

(e) Limitations. The Product Warranty is the only warranty made by EnteroMedics with respect to the Products. Distributor shall not make any warranties, representations, guarantees or statements regarding the Products that exceed the scope of the Product Warranty, and Distributor shall be exclusively responsible for any obligations or other liability arising from any such warranties, representations, guarantees or statements made by Distributor or its agents. The Product Warranty is not transferable to any third party except for Customers. The Product Warranty does not apply and will be void if the conditions set forth in this Section 5 are not met, or if the Product has been subjected to improper operation, has been subject to unauthorized repairs or modifications, or has been subjected to neglect or abuse (including mechanical or electrical shocks, improper transport, exposure to improper temperatures, operation outside of its environmental specifications and otherwise), willful damage, negligence, abnormal working conditions, failure to follow EnteroMedics’ instructions (whether oral or in writing), misuse, or alteration or repair of the Products without EnteroMedics’ written approval. EnteroMedics shall not be obligated under the Product Warranty with respect to Products located outside the Territory or for any claims made after the expiration of the applicable warranty period.

(f) Disclaimer. EXCEPT FOR THE PRODUCT WARRANTY STATED IN SECTION 5(a), ENTEROMEDICS MAKES NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PRODUCTS, ANY TRAINING, AND ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND ENTEROMEDICS HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY NATURE, EXPRESS OR

IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. THE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

6. TERM AND TERMINATION

(a) Term. The Term shall commence on the Effective Date and shall continue for five (5) years thereafter, unless terminated earlier under the provisions of this Section 6 (the “Initial Term”). This Agreement may be extended for renewal terms by a written agreement executed by both parties (each, a “Renewal Term”). The Initial Term together with any Renewal Terms agreed by the parties constitute the “Term.” The effective date of any expiration or termination of this Agreement under this Section 6 is referred to as the “Termination Date.”

(b) Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement including, but not limited to Section 1(b), Section 1(e), Section 2 in its entirety and Section 8 in its entirety, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice, the non-defaulting party may terminate the Agreement. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting party, unless, in the case of a default by Distributor, EnteroMedics notifies Distributor of a specific effective date for termination in which case such date shall be the Termination Date. EnteroMedics may terminate this Agreement by giving Distributor notice in writing within sixty (60) days after the end of any year during the Term of this Agreement if Distributor shall have failed to meet the Minimum Purchase Requirement for the prior year or if the parties are unable to agree in good faith upon a commercially reasonable Minimum Purchase Requirement for the subsequent year within sixty (60) days of the end of any prior year.

(c) Termination for Insolvency. EnteroMedics may terminate this Agreement effective upon written notice to Distributor (i) upon the institution by or against Distributor of insolvency, receivership, liquidation, moratorium, bankruptcy or similar proceedings or any other proceedings for the settlement of Distributor’s debts, (ii) upon Distributor’s making an assignment or compromise for the benefit of creditors or a similar proceeding, or (iii) upon Distributor’s dissolution or ceasing to do business. Distributor shall notify EnteroMedics of any event described in clauses (i) through (iii) above no later than ten (10) days after the occurrence of such an event.

(d) Termination for Change of Control.

(1)

If Distributor undergoes a Distributor Change of Control (as defined below), Distributor shall promptly notify EnteroMedics of such event and EnteroMedics may terminate this Agreement by giving at least sixty (60) days written notice of the Termination Date to Distributor. The term “Distributor Change of Control” shall mean Distributor’s acquisition by, or merger with, a third party, the sale of all or substantially all of Distributor’s assets, or a transaction pursuant to which the owners or shareholders of Distributor that hold more than fifty percent (50%) of Distributor’s equity or other ownership interest prior to the transaction cease to own at least fifty percent (50%) of such interest after the transaction. Distributor shall notify EnteroMedics of any Distributor Change of Control or potential Distributor Change of Control as soon as legally possible, and in no event later than ten (10) days after the closing of such an event.

(2)	If EnteroMedics undergoes an EnteroMedics Change of Control (as defined below), EnteroMedics shall promptly notify Distributor of such event and EnteroMedics may terminate this Agreement by giving at least sixty (60) days written notice of the termination date to Distributor. The term “EnteroMedics Change of Control” shall mean EnteroMedics’ acquisition by, or merger with, a third party or the sale of all or substantially all of EnteroMedics’ assets. EnteroMedics shall notify Distributor of any EnteroMedics Change of Control or potential EnteroMedics Change of Control as soon as legally possible, and in no event later than ten (10) days after the closing of such an event.

(e) Ceasing to do Business. EnteroMedics may terminate this Agreement at any time by giving written notice to Distributor if EnteroMedics ceases to sell the Products.

(f) Partial Termination. In the event that EnteroMedics is entitled to terminate this Agreement for any reason as provided in this Section 6, EnteroMedics shall have the option, in its sole discretion, in lieu of terminating this Agreement in its entirety, to terminate Distributor’s rights in specified parts of the Territory and/or to convert Distributor’s exclusive distribution rights to non-exclusive distribution rights.

(g) Fulfillment of Orders upon Termination. After the Termination Date EnteroMedics shall be obligated to fulfill only those Purchase Orders that were accepted by EnteroMedics prior to the Termination Date, provided that EnteroMedics shall have no such obligation if EnteroMedics terminates this Agreement pursuant to Sections 6(b) through 6(d). If Distributor is a party to any commitment to any third party to supply the Products after the Termination Date, including under any contract entered into by Distributor with any public tender or purchasing authority, Distributor shall cooperate without delay in the transfer to EnteroMedics or EnteroMedics’ designee of any such contract.

(h) Records, Products and Trademarks. Within ten (10) days after the Termination Date, Distributor shall provide to EnteroMedics all of the most current versions of the following documents: sales records, training records, service records, update reports, warranty service reports, and agreements with Customers. Effective upon the Termination Date, Distributor shall cease its use of all trademarks, service marks, trade names, URLs, domain names, and other brand identifiers of EnteroMedics and shall cease representing to any third party that it is affiliated in any way with EnteroMedics. Notwithstanding the foregoing, the Distributor shall be entitled to retain copies of materials described in this Section 6(h) and to continue to use such materials and trademarks solely as necessary to fulfill its obligations under Section 6(j).

(i) Inventory of Products. EnteroMedics shall have the option, but not the obligation, to inspect and repurchase from Distributor all or any portion of the Products remaining in Distributor’s inventory as of the Termination Date. The purchase price for any such Products repurchased by EnteroMedics shall be the invoiced price to Distributor for such Products, less depreciation calculated in accordance with EnteroMedics’ policies and less any appropriate amount for spoilage or deterioration, plus freight to the original shipping point. Distributor shall promptly ship any such repurchased Products at EnteroMedics’ expense to one or more locations designated by EnteroMedics. Distributor shall have the right for ninety (90) days after the Termination Date to sell all or a portion of any of its inventory of Products which EnteroMedics declines to repurchase.

(j) Service Responsibility after Termination Date. If requested by EnteroMedics in writing, Distributor shall continue to provide warranty and other Product service to existing Customers with respect to the Products for a period designated by EnteroMedics of up to three (3) months after the Termination Date. Any such warranty and other service rights will be on a non-exclusive basis and may be extended upon written agreement by EnteroMedics and Distributor. Except as set forth in this Section 6(j), Distributor shall cease providing service or otherwise interacting with Customers with respect to the Products as of the Termination Date. Distributor shall assign to EnteroMedics any agreements with Customers designated by EnteroMedics promptly upon EnteroMedics’ request in connection with any termination or expiration of this Agreement.

(k) Subdistributors. Distributor shall, and shall cause any authorized subdistributors: (i) to cease to represent itself as authorized to market or sell the Products; (ii) remove, to the extent practical, any printed materials and references to the Products from its sales manuals and other materials; and (iii) discontinue the use of any display materials on its premises containing any references to the Products; provided, that nothing herein shall be deemed to restrict or limit the ability of Distributor or its subdistributors from disposing of Products in inventory at the time of termination as provided herein.

(1) No Compensation. In the event either party terminates this Agreement for any reason in accordance with the terms of this Agreement, the parties hereby agree that, subject to the obligation to make payment of any amounts then owed, and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.

(m) Survival of Certain Obligations and Terms. Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable. All definitions and the provisions of this Agreement which by their nature are intended to continue in effect after termination or expiration of this Agreement, including Sections 2(g) (General Performance Standards) , 2(h) (Legal Compliance), (Insurance), 3(d) (Product Field Actions), 4(h) (No Other Remuneration), 7 (Limitation of Remedies), 8 (Proprietary Rights and Confidentiality), 9 (Trademarks and Trade Names) and 10 (General Provisions), shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

7. LIMITATION OF REMEDIES

ENTEROMEDICS SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS AND SERVICES OR ANY OTHER PERFORMANCE UNDER THIS AGREEMENT. IN NO EVENT SHALL ENTEROMEDICS’ LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF ENTEROMEDICS SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

8. PROPRIETARY RIGHTS AND CONFIDENTIALITY

(a) Proprietary Rights. Distributor agrees that EnteroMedics owns all right, title, and interest in all of EnteroMedics’ patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other intellectual property relating to the design, manufacture, operation or service of the Products including all incidental discoveries. EnteroMedics grants Distributor a license to sell the Products and to use the Products solely as necessary to perform its obligations under this Agreement. Except for the foregoing license, the sale of the Products hereunder to Distributor does not and will not be deemed to confer upon Distributor any right, interest or license in any patents or patent applications, or copyrights or other proprietary rights that EnteroMedics or any third party may have in the Products or otherwise and shall not confer on Distributor any right to manufacture or have manufactured, duplicated or otherwise copied or reproduced any of the Products or any part or component thereof. EnteroMedics shall retain exclusive ownership of all proprietary rights in and to all documentation and other data and materials pertaining to any Products. All rights not expressly granted to Distributor in this Agreement are reserved by EnteroMedics.

(b) Reverse Engineering. Except where such restriction is expressly prohibited by law, Distributor will not reverse engineer or otherwise attempt to derive or obtain information about the functioning, manufacture or operation of the Products.

(c) Confidentiality. EnteroMedics may disclose certain Confidential Information (as defined below) to Distributor to permit Distributor to perform its obligations under this Agreement. Distributor shall not use any Confidential Information for any purposes or activities other than those specifically authorized in this Agreement, and shall not disclose any Confidential Information to third parties without EnteroMedics’ prior written approval. The foregoing use and disclosure restrictions with respect to Confidential Information shall apply during the Term and after the Termination Date. “Confidential Information” means all nonpublic data and information of EnteroMedics, including any proprietary information, technical data, trade secrets or know how, including research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information of EnteroMedics communicated, orally, electronically, or in writing, to Distributor. The foregoing provisions shall not apply, or shall cease to apply, to Confidential Information if such information that: (i) is known to Distributor at the time of disclosure to Distributor by EnteroMedics as evidenced by written records; (ii) becomes public knowledge without a breach of confidence by Distributor or any third party; or (iii) is required to be disclosed pursuant to any statutory or regulatory provision or court order (provided that

Distributor promptly notifies EnteroMedics of such potential required disclosure and assists EnteroMedics in preventing or limiting such disclosure). The Distributor shall have the burden of establishing any of the foregoing exceptions by clear and convincing evidence. Without limiting the foregoing, Distributor shall not publish any technical description of the Products beyond the descriptions published publicly by EnteroMedics. Distributor shall return or destroy all Confidential Information in Distributor’s possession within ten (10) days after the Termination Date (except as required to perform Distributor’s obligations under Section 6(h)) and, upon EnteroMedics’ request, shall certify in a writing signed by an officer of Distributor that it has done so.

9. TRADEMARKS AND TRADE NAMES

(a) Use. During the Term, and subject to the terms and conditions of this Agreement, Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the trademarks and trade names specified on attached Exhibit F (“EnteroMedics Trademarks”). Distributor shall not use any EnteroMedics Trademark as part of its business name; as part of prominent signage displaying Distributor’s business name; in any Uniform Resource Locator (URL) for any website; in any name for any user, user group or account on any social networking or similar website, (e.g. Twitter or Facebook); or for any other similar use in existence at any time during the Term or thereafter, except with EnteroMedics’ prior written consent. Distributor shall not create new service or trademarks or trade-names based in whole or in part on the EnteroMedics Trademarks. Distributor shall not alter or remove any of EnteroMedics Trademarks applied to the Products by EnteroMedics. All goodwill associated with Distributor’s use of the EnteroMedics Trademarks shall inure solely to the benefit of EnteroMedics. Distributor shall not permit any agent or subdistributor of Distributor to use the EnteroMedics Trademarks without EnteroMedics’ prior written approval; use or permit any agent or subdistributor of Distributor to use any trademark or product names confusingly similar to those used by EnteroMedics; or use or permit any agent or subdistributor of Distributor to use the EnteroMedics Trademarks on any objects not containing the Products.

(b) Ownership; Infringement. Nothing herein shall grant to Distributor any right, title or interest in the EnteroMedics Trademarks. Distributor acknowledges EnteroMedics’ exclusive ownership of and rights in the EnteroMedics Trademarks and the validity of all registrations therefore, and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist EnteroMedics, if requested, by providing documentation of use of the EnteroMedics Trademarks in connection with any trademark or service mark application. Distributor shall not attempt to register the EnteroMedics Trademarks without prior written approval from EnteroMedics. In the event that any infringement of any of EnteroMedics Trademarks shall come to Distributor’s attention, Distributor shall promptly inform EnteroMedics thereof. EnteroMedics, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 9 is to be construed as a representation or guarantee by EnteroMedics that Distributor’s use of EnteroMedics Trademarks in the Territory will not infringe the rights of others. If at any time during the Term Distributor challenges or assists others to challenge any EnteroMedics Trademark or the registration thereof or attempts to register any trademarks or trade names confusingly similar to the EnteroMedics Trademarks, EnteroMedics shall have the right to terminate this Agreement effective immediately upon written notice to Distributor.

(c) Customer Use. Upon a Customer’s satisfactory completion of required training in the Products, the Customer shall be authorized to use the EnteroMedics Trademarks solely in its promotion and delivery of services utilizing the Products and only in accordance with EnteroMedics’ guidelines for such professional use.

(d) Approval. All representations of the EnteroMedics Trademarks that Distributor intends to use or publish shall (i) use the appropriate trademark symbol and legends in conjunction therewith, (ii) shall first be submitted to EnteroMedics for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of EnteroMedics Trademarks, and (iii) shall otherwise comply with EnteroMedics’ then-current trademark guidelines provided to Distributor from time to time during the Term. Distributor agrees to provide to EnteroMedics copies, in English and any language into which the materials have been translated in accordance with this Agreement, prior to any public use of the materials. Distributor shall modify any such materials and activities to ensure compliance with this Agreement upon EnteroMedics’ request.

10. GENERAL PROVISIONS

(a) Governing Law. This Agreement will be governed in all respects by the laws of the state of Minnesota, USA without regard to conflicts of law principles that would require the application of the laws or any other jurisdiction and excluding application of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Litigation Rights Reserved. If any dispute arises with respect to the unauthorized use of Confidential Information, EnteroMedics Trademarks or EnteroMedics’ other intellectual property, Distributor’s breach of noncompetition provisions of this Agreement, or with respect to an act or omission of Distributor relating to the Products which in EnteroMedics’ reasonable judgment negatively impacts the reputation of EnteroMedics or the Products or the safety of the public, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration as provided in Section 10(c).

(c) Dispute Resolution. In the event of any dispute between the parties as to the performance or interpretation of any of the provisions of this Agreement or as to matters related to but not covered by this Agreement, the parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the parties are unable thus to resolve any dispute, except as provided in Section 10(b) above, any dispute, claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration at London, England. The arbitration shall be conducted in accordance with the Arbitration Rules of the London Court of International Arbitration (the “Rules”). Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with the Rules. All arbitrators shall be native English speakers, at least one arbitrator shall be an experienced medical device industry professional, and at least one arbitrator shall be an experienced business attorney with background in the distribution of medical devices. The arbitration shall be conducted in the English language, which language controls this Agreement and all correspondence hereunder. Notwithstanding any contrary provisions in the Rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrator unless the arbitrator determines the fees and costs should be borne by one of the parties. The arbitrator may not award or assess punitive damages against either party and the award of the arbitration shall be final and binding upon the parties hereto.

(b) If any legal action or proceeding to enforce an arbitration award is necessary, the same may be brought in any court of competent jurisdiction. Distributor has named the following person as its authorized representative to accept service of documents requiring formal service of process in the United Kingdom. Distributor may replace such person only after having obtained EnteroMedics’ written consent to such replacement:

Name:
Street:
City:
Phone No:
Fax No:

(d) Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason for a court of competent jurisdiction, the remaining provisions will continue in full force without being impaired or invalidated in any way. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

(e) Notices. Any notice or communication permitted or required hereunder will be in writing and will be delivered by facsimile transmission with confirmation of receipt; in person or by internationally recognized express courier; or mailed by certified or registered airmail, postage prepaid, return receipt requested (“Mail”), and addressed as set forth in the preamble to this Agreement or to such other facsimile number or address as either party may provide from time to time to the other. If notice is given in person, by courier or by facsimile, it will be effective upon receipt; and if notice is given by Mail, it will be effective five (5) business days after deposit in the Mail.

(f) Force Majeure. Other than Distributor’s obligation to make payments under this Agreement, if performance of this Agreement or any obligation hereunder (other than the obligation to pay any amounts due) is prevented, restricted, or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party (including the failure of any suppliers to perform), the party so affected, upon giving prompt notice to the non-affected party, will be excused from such performance to the extent of such prevention, restriction, or interference.

(g) Construction. Section headings are provided solely for reference purposes and in no way define, limit, interpret, or describe the scope or extent of such section or in any way affect this Agreement. When used in this Agreement, the term “including” means “including without limitation” unless expressly stated to the contrary.

(h) Privacy Authority. Distributor irrevocably authorizes EnteroMedics, its employees and agents to make such inquiries as it deems necessary to investigate the creditworthiness or other information requirements of Distributor from time to time including the making of inquiries of persons that are trade references, the bankers of Distributor or any other credit providers (collectively the “Information Sources”) and Distributor hereby authorizes the Information Sources to disclose to EnteroMedics such information concerning Distributor.

(i) Assignment. Distributor may not assign, delegate or otherwise transfer any right or obligation of Distributor under this Agreement whether by agreement, operation of law, or otherwise, without the express prior written consent of EnteroMedics. EnteroMedics shall have the right to assign this Agreement, including to any successor-in-interest to EnteroMedics. Any purported assignment, delegation, or transfer in violation of this Section 10(i) will be null and void. Subject to the foregoing, this Agreement in its entirety will bind each party and its permitted successors and assigns.

(j) Amendments. Any amendments, modifications, supplements, or other changes to this Agreement must be in writing and signed by duly authorized representatives of each party.

(k) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior or contemporaneous representations, understandings, agreements, or communications between the parties, whether written or oral, relating to the subject matter hereof.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

ENTEROMEDICS, INC.	BADER SULTAN & BROTHERS CO. W.L.L

/s/ Dr. Mark B Knudson	/s/ Emad Al-Zaben
By: Dr. Mark B Knudson President & CEO	By: Emad Al-Zaben General Manager

Exhibit A—Territory, Sales Channel, Products and Prices

Exhibit B—Quality and Regulatory Roles and Responsibilities

Exhibit C—Minimum Purchase Requirements

Exhibit D—Training Record

Exhibit E—Service Record

Exhibit F—Trademarks

Exhibit G—Monthly Forecast and Report

Exhibit H—Minimum Marketing, Promotion, and Regulatory Targets

EXHIBIT A

TERRITORY, SALES CHANNEL, PRODUCTS AND PRICES

1. Territory:

Exclusive: Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Oman, Yemen, Iraq and Lebanon.

2. Sales Channel:

Bariatric surgery for treatment of obesity and comorbidities, diabetes and hypertension in humans.

3. Products and Prices:

Products, prices and distributor discounts are as follows:

Products	Catalog No.	Price

Maestro RC System Kit

(includes Model

implant kit and Model

patient kit), Clinician

Programmer, individual

components and parts for

field replacement and training, Model Numbers and FRU’s to be identified, consistent with CE Marking. and supplied in an addendum

to this agreement

	To be supplied in addendum	[*] per unit Not including Clinical Programmer Pricing or FRU Pricing

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

QUALITY AND REGULATORY ROLES AND RESPONSIBILITIES

**[specify contents]

Product	Responsibilities
	EnteroMedics	Distributor

EXHIBIT C

MINIMUM PURCHASE REQUIREMENTS

Year	Number of Units
2012	[*]
2013	[*]
2014	[*]
2015	[*]
2016	[*]

The above yearly minimum purchase requirements will increase upon FDA approval of the Product according to the following terms:

In the year when FDA approval is announced, the calendar yearly total will be divided by 4 to derive a pro rata calendar quarterly number. In each full calendar quarter that the Product has FDA approval, that quarterly minimum purchase number will be [*].

For each calendar year after FDA approval, the Minimum Purchase Requirement will be [*].

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

TRAINING RECORD

[format to be specified by EnteroMedics]

EXHIBIT E

SERVICE RECORD

[format to be specified by EnteroMedics]

EXHIBIT F

TRADEMARKS

[to be specified by EnteroMedics]

EXHIBIT G

MONTHLY FORECAST AND REPORT

MONTHLY FORECAST - UNITS
Current Month	Next Month	Following Month

The total rolling quarterly forecast comprising the aggregate number of units for each month shall constitute a binding purchase commitment as per Section 2(e). **[confirm mechanics of forecast and binding orders and content of reports]

MONTHLY REPORT - ACTUAL SALES - UNITS AND PURCHASE PRICE
	Mnth 1	Mnth 2	Mnth 3	Mnth 4	Mnth 5	Mnth 6	Mnth 7	Mnth 8	Mnth 9	Mnth 10	Mnth 11	Mnth 12
Actual sales—units
Purchase price per unit

**	[This report should be by customer/surgeon and/or at least by country]

EXHIBIT H

MINIMUM MARKETING, PROMOTION, AND REGULATORY TARGETS

	Year 1	Year 2	Year 3
Sales personnel in the territory	[*]	[*]	[*]
Sales calls—surgeons	[*]	[*]	[*]
Sales calls—other [discuss]
Trade shows	[*]	[*]	[*]
Medical conferences [discuss]
Workshops	[*]	[*]	[*]
Regulatory approvals	All countries in the Territory
Reimbursement approvals [discuss]

**	[Bracketed numbers above are Distributor’s proposal and subject to EnteroMedics’ review. Items above noted “[discuss]” were deleted by Distributor and are subject to discussion.]

Distributor will have a stand at trade shows that includes a visual display, promotional literature and demonstration example of the Products.

Workshop contents, to be approved by EnteroMedics, to include:

•	Description of VBLOC therapy and technology

•	Description of Maestro RC System

•	Clinical trial data

•	Surgeon training protocol

•	Patient selection and management

•	Recommended patient weight loss program and follow-up

•	Training of surgeons

•

Each workshop to be a 2-day event, with training of surgeons on the second day. Distributor will pay for all expenses (including but not limited to travel, hotel, and meals) for one non-surgeon EnteroMedics training person (consistent with EnteroMedics travel and expense reimbursement policies), and hotel, meals and business class travel only for an EnteroMedics surgeon to train surgeons from the Territory attending the workshop. EnteroMedics. will pay all other expenses (e.g., expenses other than hotel, meals and travel expenses) for the EnteroMedics surgeon. In every annual period, at least 50% of the workshops are expected to be in Dubai, and 25% are expected to be in Saudi Arabia, subject to agreement of the parties.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.